Exhibit 99.2

GRAHAM CORPORATION

ANNUAL EXECUTIVE CASH BONUS PLAN

(As Amended and Restated Effective May 30, 2013)

Summary

The objective of this Annual Executive Cash Bonus Plan (the “Plan”) is to compensate the Chief Executive Officer and his direct reports for above-average performance through annual bonuses related to both Company and individual performance.

Eligibility and Participation

1.	Eligible employees shall include the Chief Executive Officer and his direct reports. “Direct reports” means (a) the Vice President, Finance and Administration and Chief Financial Officer, (b) the Vice President of Operations, (c) the Chief Accounting Officer and (d) such other employees of the Company selected by the Chief Executive Officer to participate in this plan, subject to the approval by the Compensation Committee of such participation.

2.	Target participation levels shall be established by the Compensation Committee before the start of each fiscal year.

3.	Newly hired or promoted employees are eligible for participation in the Plan upon employment unless otherwise determined by the Chief Executive Officer for direct reports and by the Compensation Committee in the case of the Chief Executive Officer.

4.	Participants who voluntarily terminate employment or whose employment is involuntarily terminated, in each case, for any reason before the end of the fiscal year shall receive no bonus except as approved by the Compensation Committee, in its sole discretion.

Establishment and Level of Goals

1.	Financial goals shall be set during the annual budgeting process and shall be approved by the Board of Directors along with the annual budget.

2.	Individual goals shall be set on or before the annual budget. The Chairman of the Compensation Committee shall approve individual goals for the Chief Executive Officer. The Chief Executive Officer shall approve individual goals for direct reports. The Chairman of the Compensation Committee or Chief Executive Officer, as applicable, shall determine the number and weighting of goals.

Payment Calculation

At the end of each fiscal year, the Compensation Committee shall determine the extent to which the applicable financial goals and individual goals have been satisfied and the corresponding goal payout factors. The Compensation Committee shall then determine each Participant’s preliminary payout value, which shall be the Participant’s Target Participation Level multiplied by the product of each performance goal’s weighting times its payout factor. The Compensation Committee may then adjust each Participant’s preliminary payout value, either upwards or downwards, in the Compensation Committee’s sole discretion, to determine each Participant’s final payout value.

The final payout values, as determined by the Compensation Committee, will be paid to Participant’s as soon as practicable after the end of the fiscal year, but in no event later than 75 days immediately following the end of the fiscal year.

Other Considerations

1.	Participants who change position during the fiscal year shall receive bonus on a pro rated basis.

2.	Special awards may be made to any executive or employee who has made an extra ordinary contribution to the Company during the year. Such awards must be recommended in writing by the Chief Executive Officer to the Chairman of the Compensation Committee and may be approved by the Compensation Committee.

3.	Extraordinary events that either positively or negatively affect financial performance may be included or excluded in financial calculations at the discretion of the Compensation Committee.

4.	Nothing herein shall be construed to limit or affect the normal and usual powers of management, including right to terminate any individual at any time.

5.	The Compensation Committee shall have final and conclusive authority on the existence and administration of this plan.

6.	In the event of death, a Participant’s designated beneficiary will be entitled to the Participant’s plan benefits. If the Participant has not designated a beneficiary, the Participant’s beneficiary or beneficiaries will be determined in accordance with the Participant’s will. If there is no will, the beneficiary or beneficiaries shall be determined by the laws of descent and distribution in the state in which the Participant was a resident at the time of death.

Section 409A

The Plan and the compensation payable thereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder, and shall be administered and interpreted consistent with such intention.

ANNUAL EXECUTIVE CASH BONUS PLAN

2014 FISCAL YEAR TERMS

Target Participation Levels

Position	% Base Pay
President and Chief Executive Officer	60%
Vice President, Finance and Administration and Chief Financial Officer	35%
Vice President of Operations	35%
Chief Accounting Officer	25%

Goal Weightings

Position	Net Income	Bookings	Personal Goals
President and Chief Executive Officer	60%	20%	20%
Vice President, Finance and Administration and Chief Financial Officer	50%	25%	25%
Vice President of Operations	50%	25%	25%
Chief Accounting Officer	50%	25%	25%

Bookings is defined as new orders received by the corporation and entered into backlog during fiscal year 2014, defined as April 1, 2013 through March 31, 2014. The bookings calculation for bonus purposes shall be consolidated bookings for Batavia, NY, Lapeer, MI and Suzhou, PRC, plus new orders that may be received by a company acquired by the corporation during the fiscal year. For an acquired company only new bookings subsequent to an acquisition apply.

Net Income shall be based upon year-end results.

Currency exchange rates will be calculated monthly at a fixed rate to eliminate currency fluctuations from incentive calculations.

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